Exhibit 4.7

AMENDMENT NO. 1

AND WAIVER

TO CONVERTIBLE SUBORDINATED NOTE

THIS AMENDMENT NO. 1 AND WAIVER (“Amendment and Waiver”) is made and entered into as of this 7th day of April, 2006, by and among ARTISTdirect, Inc., a Delaware corporation (the “Company”), and DKR SoundShore Oasis Holding Fund, Ltd. (“Buyer”). Capitalized terms used herein and undefined shall have the meanings set forth in the Securities Purchase Agreement (defined in the Recitals below).

RECITALS:

WHEREAS, reference is made to that certain Securities Purchase Agreement dated as of July 28, 2005 by and between the Company and the Buyers (the “Securities Purchase Agreement”);

WHEREAS, pursuant to the terms of the Securities Purchase Agreement, the Company issued a convertible subordinated note on July 28, 2005 to each of the Buyers (collectively, the “Subordinated Notes”);

WHEREAS, the parties wish to amend Sections 8(f)(i), 8(f)(iii), 8(f)(iv) and 8(f)(v) of the Subordinated Notes;

WHEREAS, Section 17 of the Subordinated Notes permits any provision of the Subordinated Notes to be amended upon the written consent of the holder or holders representing at least a majority of the principal amount of the Subordinated Notes outstanding;

WHEREAS, pursuant to the terms of the Subordinated Notes, any amendment of a provision of the Subordinated Notes by the holder or holders representing at least a majority of the principal amount of the Subordinated Notes outstanding shall be binding on all of the other Buyers; and

WHEREAS, the Buyer holds $6,880,000 of the principal amount of the Subordinated Notes outstanding.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual agreement herein contained and for other good and valuable consideration, the parties hereto agree as follows:

1.             AMENDMENT.

(a)           Section 8(f)(i) of the Subordinated Notes shall be amended and restated in its entirety as follows:

“Minimum Working Capital. The Company will not permit its Consolidated Working Capital, calculated as of the last day of any fiscal quarter ending after the Closing Date, to be less than $750,000. For purposes of this Section 8(f)(i) only, the calculation of Consolidated Working Capital shall exclude any warrant liability or change therein and any effect on the financial statements of the Company resulting from or otherwise related to (i) the Omnibus Amendment dated as of the date hereof involving the Warrants, (ii) the repricing of the warrants on the date hereof that were issued by the Company on July 28, 2005 pursuant to the Note and Warrant Purchase Agreement and to Libra FE, LP and (iii) any related amendment to or waiver dated as of the date hereof involving the Securities Purchase Agreement, the Note and Warrant Purchase Agreement, any transaction document related thereto, or the registration rights agreement with Libra FE, LP.”

(b)           Section 8(f)(iii) of the Subordinated Notes shall be amended and restated in its entirety as follows:

“Minimum Leverage Ratio. The Company will not permit its Consolidated Leverage Ratio, calculated as of the end of any fiscal quarter ending after the Closing Date, to exceed (x) 3.00 for fiscal quarters ending on or before December 31, 2005, (y) 2.75 for fiscal quarters ending on or after March 31, 2006, and on or before December 31, 2006, or (z) 2.50 for fiscal quarters ending on or after March 31, 2007.  For purposes of this Section 8(f)(iii) only, the calculation of Consolidated Leverage Ratio shall exclude any warrant liability or change therein and any effect on the financial statements of the Company resulting from or otherwise related to (i) the Omnibus Amendment dated as of the date hereof involving the Warrants, (ii) the repricing of the warrants on the date hereof that were issued by the Company on July 28, 2005 pursuant to the Note and Warrant Purchase Agreement and to Libra FE, LP and (iii) any related amendment to or waiver dated as of the date hereof involving the Securities Purchase Agreement, the Note and Warrant Purchase Agreement, any transaction document related thereto, or the registration rights agreement with Libra FE, LP.”

(c)           Section 8(f)(iv) of the Subordinated Notes shall be amended and restated in its entirety as follows:

“Minimum EBITDA. The Company will not permit its Consolidated EBITDA for any fiscal quarter (calculated for the Test Period ending on the last day of such fiscal quarter; provided that for the Test Period ending on September 30, 2005, Consolidated EBITDA shall be (x) Consolidated EBITDA for the three-fiscal-quarter period ending on September 30, 2005 times (y) 4/3) to be less than (x) $5,000,000 for fiscal quarters ending on or before December 31, 2005, (y) $4,500,000 for fiscal quarters ending on or after March 31, 2006, and on or before December 31, 2006, or (z) $4,000,000 for fiscal quarters ending on or after March 31, 2007.  For purposes of this Section 8(f)(iv) only, the calculation of Consolidated EBITDA shall exclude any warrant liability or change therein and any effect on the financial statements of the Company resulting from or otherwise related to (i) the Omnibus Amendment dated as of the date hereof involving the Warrants, (ii) the repricing of the warrants on the date hereof that were issued by the Company on July 28, 2005 pursuant to the Note and Warrant Purchase Agreement and to Libra FE, LP and (iii) any related amendment to or waiver dated as of the date hereof involving the Securities Purchase Agreement, the Note and Warrant Purchase Agreement, any transaction document related thereto, or the registration rights agreement with Libra FE, LP.”

(d)           Section 8(f)(v) of the Subordinated Notes shall be amended and restated in its entirety as follows:

“Minimum Fixed Charge Coverage Ratio. The Company will not permit its Consolidated Fixed Charge Coverage Ratio for any fiscal quarter to be less than (x) 1.20 for fiscal quarters ending on or before December 31, 2005, or (y) 1.25 for fiscal quarters ending on or after March 31, 2006.  For purposes of this Section 8(f)(iv) only, the calculation of Consolidated Fixed Charge Coverage Ratio shall exclude any warrant liability or change therein and any effect on the financial statements of the Company resulting from or otherwise related to (i) the Omnibus Amendment dated as of the date hereof involving the Warrants, (ii) the repricing of the warrants on the date hereof that were issued by the Company on July 28, 2005 pursuant to the Note and Warrant Purchase Agreement and to Libra FE, LP and (iii) any related amendment to or waiver dated as of the date hereof involving the Securities Purchase Agreement, the Note and Warrant Purchase Agreement, any transaction document related thereto, or the registration rights agreement with Libra FE, LP.”

2.             WAIVER. The Buyers agree to forever waive any Event of Default under the Notes that such Buyers are aware of that may have been triggered prior to the date hereof due to a breach of the negative covenant contained in Sections 8(f)(i), 8(f)(iii), 8(f)(iv) or 8(f)(v) of the Subordinated Notes resulting from any accrual of warrant liability.

3.             CONFLICTS. Except as expressly set forth in this Amendment and Waiver, the terms and provisions of the Subordinated Notes shall continue unmodified and in full force and effect. In the event of any conflict between this Amendment and Waiver and the Subordinated Notes, this Amendment and Waiver shall control.

4.             GOVERNING LAW. This Amendment and Waiver shall be governed and construed under the laws of the State of New York, and shall be binding on and shall inure to the benefit of the parties and their respective successors and permitted assigns.

5.             COUNTERPARTS. This Amendment and Waiver may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment and Waiver as of the date first set forth above.

COMPANY:

ARTISTdirect, Inc.

By:	/s/ Robert N. Weingarten

Name:	Robert N. Weingarten

Title:	Chief Financial Officer

BUYER:

DKR SoundShore Oasis Holding Fund, Ltd.

By:	/s/ Barbara Burger

Name:	Barbara Burger

Title:	Director